UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 28, 2013

HAMPSHIRE GROUP, LIMITED
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-20201 (Commission File Number)	06-0967107 (I.R.S. Employer Identification No.)

114 W. 41st Street, New York, New York (Address of principal executive offices)	10036 (Zip code)

(864) 231-1200
(Registrant’s telephone number including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2013, Hampshire Group, Limited  (the “Company”) filed a Current Report on Form 8-K (the “Initial Form 8-K”).  This Amendment No. 1 to the Initial Form 8-K amends the Initial Form 8-K by adding the following at the end of Item 5.02(c) thereof:

On January 28, 2013, the Company entered into a letter agreement (the “Agreement”) with Buxbaum Holdings, Inc., d/b/a Buxbaum Group (“Buxbaum Group”).  Pursuant to the Agreement, Buxbaum Group will provide certain restructuring and advisory consulting services, including providing the services of Paul Buxbaum to serve as the Company’s Chief Executive Officer, in exchange for a fee of $75,000 per month during the period commencing on January 16, 2013 and ending (unless extended by mutual agreement) on May 16, 2013 (the “Term”).  Mr. Buxbaum will not be entitled to any direct compensation from the Company in respect of his service as its Chief Executive Officer.

During the Term, Buxbaum Group will be tasked with providing specific recommendations to the Company’s Board of Directors (the “Board”) in order to restructure the organization, operations and expenses to better support the Company’s business model and sales levels.  Additionally, Buxbaum Group will be responsible for the implementation of such recommendations to the extent adopted by the Board.

The foregoing summary of the Agreement is qualified with reference to the full text of the Agreement, which is incorporated herein by reference.  A copy of the Agreement is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1          Letter Agreement, dated as of January 28, 2013, by and between Hampshire Group, Limited and Buxbaum Holdings, Inc., d/b/a Buxbaum Group.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAMPSHIRE GROUP, LIMITED

	By:	/s/ Maura M. Langley
Name: Maura M. Langley
Title: Chief Financial Officer, Treasurer and Secretary
Dated: February 1, 2013